EXHIBIT 10.2

Second Bridge Loan Agreement

Between

Tulipa Acquisitie Holding B.V. (as Borrower)

and

Botman Bloembollen B.V. (as Lender)

February 22, 2024

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (the Agreement) is dated February 22, 2024 and made between:

THE UNDERSIGNED:

1.

BOTMAN BLOEMBOLLEN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in gemeente Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 36003543 (the Lender); and

2.

TULIPA ACQUISITIE HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands and registered with the Trade Register of the Chamber of Commerce under number 92843085 (the Borrower).

the parties under 1 and 2 are collectively referred to as Parties and each of them a Party.

WHEREAS

A.	On February 22, 2024 the Lender as one of the sellers and the Borrower as one of the purchasers entered into a share purchase agreement (the SPA) to effect the Transaction (as defined below).

B.

On or about the date hereof, the Lender has sold all issued and outstanding shares held by it in the share capital of Bloomia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 37085067 (Bloomia) to the Borrower (the Transaction) for a purchase price as set out in clause 3.1 of the SPA (the Purchase Price).

C.

Pursuant to clause 3.5 of the SPA, the Parties have agreed that part of the Purchase Price due to the Borrower, equal to an amount of USD 2,700,000 will be paid by the Borrower through funds made available by the Lender to the Borrower under a loan in the amount of USD 2,700,000, on the terms and conditions set out in this Agreement (the Loans).

D.	The Parties have agreed that the Borrower shall use commercial best efforts to, as soon as possible following the date of this Agreement to pay off the Loan as soon as possible, subject to clause 5.5.

E.	With this Agreement, the Parties wish to settle the term and conditions with respect to the Loan.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Unless otherwise defined in this Agreement (including in the recitals), words and expressions defined in the SPA shall have the same meaning where used in this Agreement.

1.2.	Capitalised terms used in this Agreement shall have the meaning given to them in this clause 1:

Borrower has the meaning set out in the introduction of this Agreement. Bloomia has the meaning as set out in recital B.

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Capital Expenditures means for any period and any Person, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows of such Person to during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

Clause means a clause in this Agreement.

Event of Default has the meaning as set out in clause 10.

Fresh Tulips has the meaning as set out in clause 5.3(a).

Fresh Tulips Disposition has the meaning as set out in clause 5.3(a).

Interest has the meaning set forth in clause 5.

Lender has the meaning set out in the introduction of this Agreement.

Loan has the meaning as set out in recital C.

Parties has the meaning set out in the introduction of this Agreement.

Purchase Price has the meaning as set out in recital B.

Senior Creditor means Associated Bank, N.A., as agent for the lenders under the Senior Credit Agreement.

Senior Credit Agreement means the credit agreement by and among the Borrower, certain other parties, the lenders from time to time party thereto and the Senior Creditor dated February 20, 2024.

Senior Loan means the amount outstanding under the Senior Credit Agreement from time to time.

Schedule means a schedule to this Agreement.

SPA has the meaning as set out in recital A.

Subordination Agreement means the subordination agreement entered into by the Lender as junior creditor, the Borrower as debtor and the Senior Creditor and certain other parties and certain other parties describing the terms and conditions of subordination of all outstanding amounts under this Agreement, a copy of which is attached hereto as Annex I. and

Transaction has the meaning as set out in recital B.

Vendor Loans has the meaning as set out in clause 5.3(b);

1.3.	In this Agreement, unless the context dictates otherwise references to:

(a)	the "Lender", the "Borrower" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

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(b)

the Agreement or any other agreement or instrument is a reference to the Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated (however, fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or increase in any amount or facility or addition of any new facility under that Agreement or other agreement or instrument;

(c)	a “person” shall include a reference to any individual, company, association, partnership or joint venture (in each case whether or not having separate legal personality) and or its legal successors;

1.4.	An Event of Default is "continuing" if it has not been remedied or waived.

1.5.	The headings are for identification only and shall not affect the interpretation of this Agreement.

1.6.	The Recitals and Schedules to this Agreement shall be deemed to form an integral part of this Agreement.

2.	THE LOAN

The Lender hereby grants the Loan to the Borrower under the terms and conditions of this Agreement.

3.	PURPOSE

3.1.	The Loan is only to be used by the Borrower for the financing of the Purchase Price due by the Borrower under the SPA.

3.2.

The Lender is under no obligation to verify whether the sum made available under this Agreement is used as described in clause 3.1. The Borrower shall however provide Lender with quarterly and annual reports with respect to the Purchaser’s Group for as long as there is an amounts outstanding to the Lender pursuant to this Agreement. In addition, the Borrower shall allow the Lender on reasonable notice to inspect its books and records to the extent relevant to monitor compliance and enforce their rights under this Agreement and any (re)payments in connection herewith.

4.	UTILISATION

4.1.	On the Closing Date and subject to Closing, the Lender shall make the Loan available to the Borrower.

4.2.

The Loan shall not be disbursed by the Lender. Instead, the amount of USD 2,700,000 of the Purchase Price due by the Borrower to the Lender remains indebted to the Lender and shall constitute the principal amount of the Loan owed to the Lender.

4.3.	The Lender will only be obliged to make the Loan available, if on the proposed date of utilisation:

(a)	the Lender has received an executed copy of this Agreement;

(b)	Closing takes place; and

(c)	no Event of Default is continuing or would result from the utilisation of the Loan.

5.	Term and repayment

5.1.

Subject to the Subordination Agreement, the Borrower shall repay the Loan together with any unpaid, accrued Interest with respect thereto to the Lender as soon as possible, subject to clause 5.5, but in any event no later than the day that is 9 calendar weeks after the Closing Date (the Final Repayment Date).

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5.2.

The Borrower shall repay the Loan in whole or in part immediately from (i) any and all proceeds of any Subordinated Debt (Mezzanine) (as defined in the Senior Credit Agreement) (it being understood that, as set forth in the Senior Credit Agreement, any Subordinated Debt (Mezzanine) must have terms that have been approved in writing by the Senior Agent (as defined in the Senior Credit Agreement)), (ii) the proceeds of any increase of any Senior Obligations (as defined in the Senior Credit Agreement) in excess of the Senior Obligations Principal Cap Amount (as defined in the Subordination Agreement), and/or (iii) the proceeds of any other indebtedness for borrowed money (other than capitalized leases obligations, purchase money indebtedness, intercompany indebtedness among the Borrowers or any of their group companies or any indebtedness extended to refinance any Senior Indebtedness (as defined in the Senior Credit Agreement)) extended pursuant to any financing arrangements entered into by any of the Borrowers or any of their group companies with any lender (other than any Senior Claimholder (as defined in the Senior Credit Agreement)).

5.3.	Certain Covenants: As long as any amount under the Loan is payable to the Lender:

(a)

no dividends or other distributions (including by way of loan or otherwise) will be paid by Bloomia and/or Fresh Tulips to the Borrower or any group company of the Borrower, other than the distribution and or transfer of the interest in Bloomia’s subsidiary Fresh Tulips USA, LLC (Fresh Tulips) to the Borrower and/or Tulp 24.1, LLC (the Fresh Tulips Disposition), unless and to the extent (i) such dividends or other payments are used to the full extent to pay any amounts on the Senior Loan (or the Loan or any mezzanine loan) or any taxes or operating expenses of the Borrower or any group company of the Borrower in the ordinary course of business (but, no such payments shall be made to the holders of the capital stock of Tulp 24.1, LLC on account of such Person’s holding of the capital stock of the Borrower’s shareholder or any indirect holdings of the capital stock of the Borrower or any group company of the Borrower), or (ii) such dividends or other payments are approved by the Lender;

(b)

the Borrower and any group company of the Borrower may not make any Capital Expenditures in excess of USD $3,000,000 in any fiscal year without the approval of the Lenders; provided, however; that such limit will be increased in any fiscal year by the positive amount equal to the amount (if any) equal to the difference obtained by taking the limit for Capital Expenditures for the prior fiscal year minus the actual amount of any Capital Expenditures expended during such prior fiscal year period.

(c)

the Borrower and any group company of the Borrower shall not increase any commitments under (i) the Senior Loan to an amount in excess of the Senior Obligations Principal Cap Amount, (ii) any mezzanine financing, and/or (iii) any other indebtedness for borrowed money (other than capitalized leases obligations, purchase money indebtedness, intercompany indebtedness among the Borrowers or any of their group companies or any indebtedness extended to refinance any Senior Indebtedness (as defined in the Subordination Agreement)) extended pursuant to any financing arrangements entered into by any of the Borrower or any of their group companies with any lender (other than any Senior Claimholder (as defined in the Subordination Agreement)), failing which the amount of each such additional indebtedness shall be applied as mandatory prepayment on the Loans; and

(d)	the Borrower and any group company of the Borrower shall not be liable for any indebtedness of Lendway Inc.

5.4.

Subject to the Subordination Agreement, at any time prior to the Final Repayment Date, the Borrower may prepay the Loan (together with accrued Interest) in full or in part, without any indemnity, penalty or premium due in respect of such repayment.

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5.5.

Up to the Final Repayment Date, the Borrower shall (i) weekly pay 60% of the available net operating cash flow or balance sheet cash as referred to in the definition of ‘Permitted Payment’ under (c) of the Subordination Agreement, and (ii) no less than 50% of the Loan by the end of the first 4-week period after the date of this Agreement, to pay the principal of and Interest (as defined below) due on the Loan to the Lender, in each case to the extent permissible under the Subordination Agreement.

5.6.	Any part of the Loan that has been prepaid or repaid cannot be re-borrowed.

5.7.	All moneys whatsoever paid to the Lender under this Agreement shall be applied by the Lender as follows:

(a)	first in payment of any costs;

(b)	second in payment of Interest; and

(c)	third in repayment of the principal of the Loan.

6.	INTEREST

6.1.

Interest shall accrue yearly on the amount of the Loan from time to time outstanding, at the annual rate of 8% (the Interest), and shall be calculated on the basis of a year of 360 days and the actual number of days lapsed.

6.2.

The Borrower shall pay accrued Interest annually as per 30 June, to the extent permissible under the Subordination Agreement. Any remaining (unpaid) part of the accrued Interest shall be added to the Loan on the last day of each year as of the date of this Agreement until the date all amounts due under this Agreement have been repaid. Interest shall also accrue over any compounded and unpaid Interest (payment in kind). No separate payment of Interest shall be made under this Agreement.

7.	SECURITY

As security for the repayment of the Loan, interest and all other sums due under or in connection with this this Agreement, (a) the Borrower shall provide the Lender with a second ranking right of pledge in respect of the shares in the capital of Bloomia, such to be governed by Dutch law and (b) immediately after the Fresh Tulips Disposition, Tulp 24.1, LLC shall provide the Lender with a second ranking right of pledge in respect of the equity of Fresh Tulips held by Tulp 24.1, LLC, such to be governed by US law, and which pledges shall each be subject to the terms of the Subordination Agreement.

8.	SUBORDINATION

The Loan, the security for the Loan and any interest thereon and all other amounts payable to the Lender under this Agreement are subordinated (achtergesteld) to the obligations of the Borrower towards the Senior Creditor on the terms and conditions set out in the Subordination Agreement, attached hereto as Annex I, both in and outside of bankruptcy.

9.	GUARANTEE

Lendway Inc. and Bloomia as guarantors irrevocably and unconditionally guarantee to the Lender as their own obligation, the proper performance by the Borrower of the obligations pursuant to this Agreement. In particular each agrees to pay the Lender, within 5 Business Days after receiving written demand from the Lender stating that the Borrower is in default of its obligations under this Agreement of all monies that have become due and owing pursuant to this Agreement for which the Borrower is in default.

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10.	EVENTS OF DEFAULT

In the event:

(a)

the Borrower fails to pay any sum when due under this Agreement or meet any obligation under this Agreement or any law applicable to it, and the continuation of that default remains unremedied for a period of fifteen (10) Business Days; and/or

(b)

the Borrower goes into liquidation or is (proposed to be) dissolved, or files for suspension of payments (surséance van betaling) or bankruptcy (faillissement), or is declared bankrupt (wordt failliet verklaard) or a receiver, administrator or other official or creditor’s representative is appointed in respect of the Borrower or its assets or the Borrower is unable to pay its debts as they fall due; and/or

(c)

the authority or ability of the Borrower or Bloomia to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets; and/or

(d)

the Borrower directly or indirectly sells and/or transfers Bloomia or any material part of its enterprise(s) to a party not Affiliated with them (without full (re)payment of the aggregate of principal and interest of the Loans outstanding at such time) or announces a legal merger or legal demerger involving the Borrower or Bloomia, unless (i) the Lender approved such sale, merger or demerger, or (ii) such sale, merger or demerger has no material adverse effect for the Lender,

(each an Event of Default), the Lender may by giving the Borrower written notice, terminate its obligations hereunder and/or demand immediate payment of the full amount of the Loan provided by the Lender to the Borrower and any and all interest accrued thereon but not yet paid and the Borrower shall immediately comply with such demand.

11.	GENERAL

11.1.

No Party can assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Party albeit that (i) the Lender can assign its rights hereunder to its Affiliates and, subject to the Borrower’s approval (not to be unreasonably withheld), to a bona fide third party, and (ii) the Borrower can transfer and assign its rights and obligations hereunder to its shareholder (Tulp 24.1, LLC), and each Party hereby explicitly consents to such transfer and assignment in accordance with clause 6:159 of the DCC.

11.2.	The Borrower shall not be entitled to set-off (verrekenen) any amount under any claim under this Agreement with (part of) any claims under the SPA.

11.3.

The Parties waive their rights under sections 6:265 through 6:272 (ontbinding) and section 6:228 (dwaling) of the DCC to rescind (ontbinden) this Agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part following Closing. In case of error (dwaling), such error shall be for the account of the Party(ies) in error. The Parties hereby also agree to exclude the applicability of Title 1 of Book 7 of the Dutch Civil Code to the extent legally possible.

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11.4.	Rights under this Agreement may only be waived in writing and delay in exercising or non-exercise of any rights does not constitute a waiver of that right.

11.5.

If a clause or provision of this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other clause or provision of this Agreement and the Parties shall use their reasonable best endeavours to replace such illegal, invalid or unenforceable clause or provision by a legal, valid and enforceable clause or provision that is as similar as possible to the illegal, invalid or unenforceable clause or provision.

11.6.

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement. In the event any third party stipulation contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

11.7.

This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this agreement by PDF file (or other scanned document) sent by email to the Parties shall be effective as delivery of an original counterpart of this Agreement.

11.8.

This Agreement contains the whole agreement between the Parties relating to the subject transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

11.9.

The language of this Agreement and the transactions envisaged by it is English and all notices and other communications shall be in English unless otherwise agreed. The Parties acknowledge that they fully understand all the provisions of this Agreement.

11.10.

Save as otherwise provided in this Agreement, or as otherwise specifically agreed in writing by the Parties after the date of this Agreement, each Party will pay the costs and expenses incurred by it (and, in the case of the Borrower, any person connected with the Borrower, and, in the case of a Lender, any person connected with such Lender) in connection with this Agreement.

11.11.	Except as provided otherwise elsewhere in this Agreement, this Agreement can only be amended by means of a written instrument, executed by all Parties.

12.	GOVERNING LAW AND JURISDICTION

12.1.	This Agreement (including this clause 12) is exclusively governed by, and shall be construed in accordance with, the Laws of the Netherlands.

12.2.

The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

[Signature page to follow]

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Signature Page (1/2)

BRIDGE LOAN AGREEMENT

SIGNED on the date stated at the beginning of this Agreement by:

BOTMAN BLOEMBOLLEN B.V. /s/ Junior Beheer B.V.____________________ By: Junior Beheer B.V. Title: solely authorized director By: Mr P.A.M. Botman Title: solely authorized director

TULIPA ACQUISITIE HOLDING B.V. /s/ Randy Uglem____________________ By: Randy Uglem Title: Director A	TULIPA ACQUISITIE HOLDING B.V. /s/ Durn van der Zee__________________ By: Durk van der Zee Title: Director B

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Signature Page (2/2)

BRIDGE LOAN AGREEMENT

For acceptance of their obligations under clause 9 (Guarantee):

LENDWAY INC. /s/ Randy Uglem____________________	BLOOMIA B.V. /s/ P. Botman_________________
By: Randy Uglem Title: Chief Executive Officer	By: Botman Bloembollen B.V. Title: Sole director By: Junior Beheer B.V. Title: Solely authorized director By: P. Botman Title: Sole director

For acceptance of their obligations under clause 7 (Security):

TULP 24.1, LLC /s/ Randy Uglem____________________ By: Randy Uglem Title: Chief Executive Officer

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